Exhibit A

Investment Sectors

(also known as Information Barrier Groups)

Employees/Groups Designated as “Above the Wall”

Prudential Chief Investment Officer, Prudential Global Investment Strategy Managing Director, Prudential Head of Global Hedge Management, Prudential Chief of Global Portfolio Management

PGIM Group Heads: Chief Executive Officer, Heads of Institutional Distribution, Head of Product and Marketing, Head of Multi-Asset Solutions and Quantitative Solutions, Head of Quantitative Solutions, Head of Public and Private Fixed Income, Head of Private Credit, Heads of PGIM Real Estate, Head of Global Wealth, and CEO of Jennison Associates

PGIM Functional Heads and Executive Support: Chief of Staff, Chief Legal and Compliance Officer, and Heads of Each of: Strategy; People Team; Information & Technology; Administration; Finance, Risk; Communications; Operations; Marketing; and Global Services; and Chief Business Officer of PGIM Fixed Income

PGIM Functional Support Units; Law, Compliance, Finance, Risk Management, Institutional Relationship Group, Enterprise Risk Management (Investment Risk and Market Risk) and Internal Audit (IA PGIM coverage),

PGIM Investments Investment Sector	PGIM Fixed Income (FI) Investment Sector*	Jennison Associates LLC Investment Sector	PGIM Quantitative Solutions Investment Sector	PGIM Private Capital Investment Sector	Deerpath Capital Investment Sector	PGIM Real Estate Investment Sector	Montana Capital Partners Investment Sector	Chief Investment Office Investment Sector	PGIM Multi- Asset Solutions Investment Sector
PGIM Investments (all units and locations, and investment sector support functions deemed to be BU employees) PGIM Custom Harvest LLC PGIM DC Solutions Strategic Investment Group (SIRG)

PGIM Fixed Income

(all units and locations, and investment sector support functions deemed to be BU employees

PGIM Japan Co. Ltd

Sub-Division Barrier Within FI:

* Capital Markets Group - Fixed Income Employees (also known as the PGIM FI Private Credit Team)

		Jennison Associates LLC (all units and locations, and investment sector support functions deemed to be BU employees)	PGIM Quantitative Solutions (all units and locations, and investment sector support functions deemed to be BU employees)	PGIM Private Capital (all units and locations, and investment sector support functions deemed to be BU employees)	Deerpath Capital (all units and locations, and investment sector support functions deemed to be BU employees)	All PGIM Real Estate (all units and locations, including GRES and investment sector support functions deemed to be BU employees) Impact & Responsible Investing	Montana Capital Partners (all units and locations, and investment sector support functions deemed to be BU employees)	Chief Investment Office, including Global Hedge Management Prudential Select Strategies	PGIM Multi-Asset Solutions (all units and locations, and investment sector support functions deemed to be BU employees)